Exhibit 99.1

For immediate release

Endeavour Announces Decision Not to
Make Interest Payments

Houston, TX – September 2, 2014 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that it has decided not to pay approximately $33.5 million in interest due on September 2, 2014 on its 12% First Priority Notes due March 2018, 12% Second Priority Notes due June 2018 and 6.5% Convertible Senior Notes due November 2017 (“collectively, the Notes”). Under the term of the indentures for the Notes, there is a 30-day grace period during which the Company may elect to make the interest payment and cure any potential event of default for non-payment.

A company spokesperson stated: “The Company initiated conversations with representatives of its various debt holders in June. To date, those discussions have not resulted in a constructive resolution regarding the Company’s capital structure. We believe it is in the best interest of all stakeholders, debt and equity, to expeditiously address the Company’s capital structure with the goal of reducing debt and the cost of capital to position the Company for the future. Endeavour intends to use the 30-day grace period to continue discussions with all its debt providers.”

The Company is engaged in discussions with representatives of certain holders of its various classes of indebtedness regarding the potential terms under which the Notes could be restructured so as to deleverage the Company. If the Company decides not to make the payments by the end of the grace period, the requisite holders of the Notes could accelerate the repayment of the principal payments due. This action would result in cross-defaults to certain other indebtedness of the Company and its subsidiaries, including indebtedness of its Endeavour Energy UK Limited subsidiary. The Company is in discussions with certain creditors and their representatives with respect to obtaining certain amendments and waivers of default resulting from the non-payment of the September 2, 2014 interest payments and is also seeking a refinancing of the indebtedness of Endeavour Energy UK Limited. No agreements regarding such restructuring, amendments and waivers or refinancing have been entered into at this time, and no assurances can be given that the Company’s efforts will result in any such agreements.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Forward-looking Statements

This press release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for year ended December 31, 2013, filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

SOURCE: Endeavour International Corporation

For further information:

Endeavour – Investor Relations
Darcey Matthews    713-307-8711